Exhibit 3.7

ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION OF

CYCLONE POWER TECHNOLOGIES, INC.

April 28, 2010

By consent of the Board of Directors of Cyclone Power Technologies, Inc. (the “Corporation”), the Corporation does hereby amend its Articles of Incorporation as follows:

WHEREAS:

(a)

The name of the Corporation is Cyclone Power Technologies, Inc.

(b)

The date of adoption by consent of Shareholders representing a majority of the Common Stock of the Corporation, under Section 607.0704 of the Florida Statutes, approving this amendment was April 28, 2010, as attached.

NOW THEREFORE:

(c)

The Board of Directors hereby decreases the number of shares of Common Stock authorized from 1,000,000,000 (One Billion) to 300,000,000 (Three Hundred Million).

(d)

All other terms, preferences, limitations and rights for the Common Shares shall remain the same.

By order of the Board of Directors of the Corporation, these Articles of Amendment are hereby approved and authorized for filing as of the date written above.

/s/ Harry Schoell

Harry Schoell

Director

/s/ Frankie Fruge

Director

/s/ James C. Landon

James C. Landon

Director